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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Paylocity Holding Corporation:

        We consent to the use of our report dated August 22, 2014, with respect to the consolidated balance sheets of Paylocity Holding Corporation as of June 30, 2013 and 2014, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2014, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
December 11, 2014

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  Exhibit 23.1